Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Ambac Financial Group, Inc. of our report dated March 16, 2009, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. The aforementioned report refers to changes in Ambac Financial Group, Inc.’s methods of accounting for Fair Value Measurements after the adoption of SFAS No. 157, “Fair Value Measurements” in 2008 and notes the Company experienced significant credit rating downgrades during 2008 and has not written measurable financial guarantee business since November 2007. The credit rating downgrades have adversely impacted Ambac Financial Group, Inc’s ability to generate new business and will negatively impact Ambac Financial Group, Inc’s future business, operations and financial results.

/s/ KPMG LLP

New York, New York

March 31, 2009